Exhibit 99.1

Media Release

Planegg/Munich, Germany, February 5, 2024

MorphoSys Enters into Business Combination Agreement to be

Acquired by Novartis for € 2.7 Billion Equity Value

Tafasitamab sold to Incyte

Novartis to launch a voluntary public takeover offer for all MorphoSys shares at a price of

€ 68.00 per share in cash

Shareholders benefit from attractive premium of 94 percent to the one-month volume weighted average price before January 25, 2024

Novartis provides ample resources to maximize and accelerate pelabresib’s potential on a global scale

MorphoSys’ Management Board and Supervisory Board unanimously support both agreements

MorphoSys to host conference call and webcast on Tuesday, February 6, 2024 at 02:00 pm CET (01:00 pm GMT; 08:00 am EST)

PLANEGG/MUNICH, Germany – February 5, 2024 – MorphoSys AG (FSE: MOR; NASDAQ: MOR) today announced the company entered into a Business Combination Agreement with Novartis data42 AG and Novartis AG (hereinafter collectively referred to as “Novartis”) based on Novartis’ intention to submit a voluntary public takeover offer for all outstanding MorphoSys no-par value bearer shares at an offer price of € 68.00 per share in cash. As part of the Business Combination Agreement with Novartis, Novartis seeks to obtain exclusive, worldwide rights to develop and commercialize pelabresib, an investigational BET inhibitor, and tulmimetostat, an investigational next-generation dual inhibitor of EZH2 and EZH1, across all indications. Separately, MorphoSys entered into a Purchase Agreement to sell and transfer all rights worldwide related to tafasitamab to Incyte Corporation (“Incyte”). Currently, MorphoSys partners with Incyte on the development and commercialization of tafasitamab. MorphoSys’ Management Board and Supervisory Board unanimously approved both agreements.

“Novartis shares our steadfast commitment to develop and deliver transformative medicines that address the dire needs of cancer patients. Pelabresib – the investigational therapy at the forefront of our promising oncology pipeline – has the potential to shift the treatment paradigm in myelofibrosis and further expand into other indications. Novartis will provide ample resources currently unavailable to MorphoSys as a standalone biotech company to help accelerate the development opportunities and maximize the commercialization potential of pelabresib at a greater speed and scale,” said Jean-Paul Kress, M.D., Chief Executive Officer of MorphoSys. “We are also pleased that Incyte will assume full responsibility of tafasitamab. Given the proposed acquisition by Novartis and our long-standing partnership with Incyte, we know Incyte is best positioned to drive tafasitamab’s future growth opportunities forward successfully and more efficiently on its own at this time. We believe these agreements are in the best interest of MorphoSys, our shareholders and cancer patients.”

Benefits of Novartis’ Public Takeover Offer

•

Provides Attractive, Immediate and Certain Cash Value to MorphoSys’ Shareholders: The offer provides MorphoSys’ shareholders with an opportunity to realize significant value upfront and with certainty. Novartis intends to offer MorphoSys’ shareholders € 68.00 per share in cash, for a total equity value of € 2.7 billion. The offer price corresponds to a premium of 94% and 142% on the volume-weighted average price during the last month and three months, as of the unaffected January 25, 2024 close, respectively – the day before first rumors on a potential takeover surfaced. It also represents a premium of 89% to the unaffected January 25, 2024 closing share price.

•

Maximizes Potential of Pelabresib: In the Phase 3 MANIFEST-2 study, all disease hallmarks of myelofibrosis were improved with the pelabresib and ruxolitinib combination versus placebo plus ruxolitinib, which is the standard of care in this disease. These findings point to pelabresib and ruxolitinib as a potential paradigm-shifting first-line myelofibrosis treatment. Beyond myelofibrosis, early data suggest pelabresib’s clinical benefit in additional indications, representing new opportunities with this investigational therapy. Novartis has the necessary financial resources, additional scientific expertise and global footprint to maximize the full scope of pelabresib’s potential, helping ensure patients worldwide could benefit.

•

Creates New Opportunities for MorphoSys’ Colleagues: The agreement between Novartis and MorphoSys includes employee commitments. Novartis acknowledges that MorphoSys’ dedicated workforce is the foundation of the company’s current and future success.

Subject to a careful review of the offer document, MorphoSys’ Management Board and Supervisory Board intend to recommend to shareholders the acceptance of the offer proposed by Novartis in their joint reasoned statement.

Details of Novartis’ Public Takeover Offer

The offer will contain customary closing conditions, in particular a minimum acceptance threshold of 65% of MorphoSys’ share capital and regulatory clearances. The closing is currently expected to take place in the first half of 2024. MorphoSys and Novartis agreed to take MorphoSys private promptly after the public takeover offer has been settled.

The offer document of the takeover offer will be published by Novartis at a later date in accordance with the provisions of the German Securities Acquisition and Takeover Act, after the German Federal Financial Supervisory Authority (“BaFin”) has approved the publication. Promptly after the offer document is published, MorphoSys’ Management Board and Supervisory Board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act. In accordance with U.S. securities laws, Novartis data42 AG and Novartis AG will file the offer document and a Tender Offer Statement on Schedule TO and MorphoSys will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”).

The offer document (once available) and other information relating to the public takeover offer will be made public by Novartis, following approval by BaFin, on this website: www.novartis.com/investors/morphosys-acquisition. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free on the SEC’s website at www.sec.gov and under the “SEC Filings” section of MorphoSys’ website at www.morphosys.com/en/investors.

Details of the Sale of Tafasitamab to Incyte

Under the terms of MorphoSys’ Purchase Agreement with Incyte, Incyte will obtain exclusive rights worldwide, assume full responsibility and cover all costs going foward for the development and commercialization of tafasitamab for a purchase price of US$ 25 million. MorphoSys and Incyte have been collaborating on tafasitamab since 2020. Prior to this agreement, tafasitamab was co-marketed in the U.S. by MorphoSys and Incyte as Monjuvi® (tafasitamab-cxix) and outside the U.S. by Incyte as Minjuvi®.

Investor and Analyst Call Details

MorphoSys will host an investor and analyst call on February 6, 2024 at 02:00 pm CET (01:00 pm GMT; 08:00 am EST). Participants for the call may pre-register and will receive dedicated dial-in details to easily and quickly access the call:

https://services.choruscall.it/DiamondPassRegistration/register?confirmationNumber=7357892&linkSecurityString=f1ec54768

The live webcast (audio and presentation) can be directly accessed via https://event.choruscall.com/mediaframe/webcast.html?webcastid=emXf849c

Centerview Partners is acting as lead financial advisor and Skadden, Arps, Slate, Meagher & Flom as legal advisor to MorphoSys.

About MorphoSys

At MorphoSys, we are driven by our mission: More life for people with cancer. As a global commercial-stage biopharmaceutical company, we develop and deliver innovative medicines, aspiring to redefine how cancer is treated. MorphoSys is headquartered in Planegg, Germany, and has its U.S. operations anchored in Boston, Massachusetts. To learn more, visit us at www.morphosys.com and follow us on Twitter at X and LinkedIn.

About Pelabresib

Pelabresib (CPI-0610) is an investigational selective small molecule designed to promote anti-tumor activity by inhibiting the function of bromodomain and extra-terminal domain (BET) proteins to decrease the expression of abnormally expressed genes in cancer. Pelabresib is being investigated as a treatment for myelofibrosis and has not yet been approved by any regulatory authorities.

The development of pelabresib was funded in part by The Leukemia and Lymphoma Society®.

About MANIFEST-2

MANIFEST-2 (NCT04603495) is a global, double-blind, Phase 3 clinical trial that randomized 430 JAK inhibitor-naïve adult patients with myelofibrosis 1:1 to receive pelabresib in combination with ruxolitinib or placebo plus ruxolitinib. The primary endpoint of the study is a 35% or greater reduction in spleen volume (SVR35) from baseline at 24 weeks. The key secondary endpoints of the study are the absolute change in total symptom score (TSS) from baseline at 24 weeks and the proportion of patients achieving a 50% or greater improvement in total symptom score (TSS50) from baseline at 24 weeks. TSS is measured using the myelofibrosis self-assessment form (MFSAF) v4.0, which asks patients to report the severity of seven common symptoms, rating each of them on a scale from 0 (absent) to 10 (worst imaginable).

The new key secondary endpoint, absolute change in TSS, was added to directly measure change in the average TSS from baseline to week 24 of treatment and is listed as the first key secondary endpoint in the MANIFEST-2 hierarchical testing scheme. The decision to update the MANIFEST-2 clinical trial protocol was made following a Type C meeting with the U.S. Food and Drug Administration (FDA) in September 2023. The final clinical protocol amendment is subject to approvals by health authorities outside of the U.S.

Additional secondary endpoints include progression-free survival, overall survival, duration of the splenic and total symptom score response, hemoglobin response rate and improvement in bone marrow fibrosis, among others.

Constellation Pharmaceuticals, Inc., a MorphoSys company, is the MANIFEST-2 trial sponsor.

About Tafasitamab

Tafasitamab is a humanized Fc-modified CD19 targeting immunotherapy. In 2010, MorphoSys licensed exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc. Tafasitamab incorporates an XmAb® engineered Fc domain, which mediates B-cell lysis through apoptosis and immune effector mechanism including Antibody-Dependent Cell-Mediated Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP).

In the United States, Monjuvi® (tafasitamab-cxix) is approved by the U.S. Food and Drug Administration in combination with lenalidomide for the treatment of adult patients with relapsed or refractory DLBCL not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant (ASCT). This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s). Please see the U.S. full Prescribing Information for Monjuvi for important safety information.

In Europe, Minjuvi® (tafasitamab) received conditional marketing authorization in combination with lenalidomide, followed by Minjuvi monotherapy, for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) who are not eligible for autologous stem cell transplant (ASCT).

Tafasitamab is being clinically investigated as a therapeutic option in B-cell malignancies in several ongoing combination trials. Its safety and efficacy for these investigational uses have not been established in pivotal trials.

Monjuvi® and Minjuvi® are registered trademarks of Incyte. Tafasitamab is marketed under the brand name Monjuvi® in the U.S., and Minjuvi® in Europe and Canada.

XmAb® is a registered trademark of Xencor, Inc.

Additional Information and Where to Find it

The takeover offer described in this communication (the “Takeover Offer”) has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). The final terms and further provisions regarding the Takeover Offer will be in the offer document once the publication of the offer document by Novartis data42 AG (the “Bidder”) has been approved by the German Federal Financial Supervisory Authority (the “BaFin”), after which the offer document will be filed with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG will file a Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the Company’s management board and supervisory board will issue a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of the Company in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents will be made available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder expect to request no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Takeover Offer; uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Takeover Offer; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

For more information, please contact:

Media Contacts: Thomas Biegi Senior Vice President, Corporate Affairs Tel: +49 (0)151 / 74612318 thomas.biegi@morphosys.com	Investor Contact: Dr. Julia Neugebauer Vice President, Global Head of Investor Relations Tel: +49 (0)89 / 899 27 179 julia.neugebauer@morphosys.com
Eamonn Nolan Director, Corporate Communications & Investor Relations Tel: +1 617-548-9271 eamonn.nolan@morphosys.com